Exhibit No. 15

February 12, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington DC 20549

RE:	Regis Corporation Registration Statements on Form S-3
(File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482 and No. 333-102858), and Form S-8 (File No. 33-44867 and No. 33-89882)

Commissioners:

We are aware that our report dated January 21, 2004, on our review of the interim consolidated financial information of Regis Corporation for the periods ended December 31, 2003, and included in the Company’s quarterly report on Form 10-Q for the quarter and six month period then ended, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota